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Ford Brand SUVs Post Strongest Start since 2004; Ford Vans Have Best Start in 31 Years, Thanks to New Transit

•	Ford brand SUVs have their best start since 2004 with 50,212 vehicles sold; Edge sales up 26 percent

•	Transit sales increase 51 percent, driving Ford van sales to their best January since 1985

•	Lincoln posts January sales up 8 percent on strong demand for all-new Lincoln MKX

•	Ford Motor Company average transaction prices grow almost three times the rate of overall industry; U.S. sales of 173,723 vehicles decline 3 percent versus last year

DEARBORN, Mich., Feb. 2, 2016 – Coming off strong results last January, Ford Motor Company’s total U.S. sales of 173,723 vehicles declined 3 percent last month versus a year ago.

Bright spots for January include industry-leading transaction price increases for the month, the best start since 2004 for Ford brand SUV sales and an 8-percent gain in sales for Lincoln.

“For Ford, overall transaction prices were up $1,800 in January – almost three times more than the overall industry average – driven largely by strong customer demand, especially for our SUVs and F-Series pickups,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service.

Ford SUVs totaled 50,212 sales last month – a 3 percent increase versus a year ago and the brand’s best sales start since 2004. The all-new Edge was the biggest driver, posting a 26 percent jump on sales of 9,533 vehicles.

Transit sales increased 51 percent in January with 9,631 vehicles sold, lifting overall Ford van performance 20 percent for their best start since 1985.

F-Series January sales totaled 51,540 vehicles, down 5 percent. F-Series average transaction pricing grew $2,500 last month, while incentive spending was down $500 versus a year ago.

“We continue seeing strong commercial fleet orders for F-150 and will be filling more orders this year,” LaNeve said. “As the largest seller of commercial vehicles, this represents good news for Ford trucks and the overall economy.”

Lincoln sales increased 8 percent, for the best start of the year since 2008. Lincoln sold 7,177 vehicles, and the all-new MKX posted a 51 percent increase with 2,052 vehicles sold. It was Lincoln’s best January for SUVs since 2001.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 199,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.